Exhibit 4.87

 [Translated from the original Chinese version]

PURCHASE OPTION AND COOPERATION AGREEMENT

among

Party A Zhengyong Information Technology (Shanghai) Co., Ltd.

Party A Lin Yang

Party B Cao Chen

and

Party D Shenzhen Newrand Securities Advisory and Investment Co., Ltd.

Date July2013
BEIJING, CHINA

PURCHASE OPTION AND COOPERATION AGREEMENT

This Purchase Option and Cooperation Agreement ("this Agreement") is entered into in Beijing, People's Republic of China (the "PRC") on July, 2013 by and among:

Party A:  Zhengyong Information Technology (Shanghai) Co., Ltd
Registered address: Room 1312, Dong fang Road, Shanghai, PRC.
Party B:  Lin Yang
ID No.: 37110019760310016

Party C:  Cao Chen
ID No.: 360103197609091714

Party D: Shenzhen Newrand Securities Advisory and Investment Co., Ltd.
Registered address : 1006# , 10th floor, Block 4, Saige Science Park, Huaqiang North road, Futian District, Shenzhen PRC.

WHEREAS,

(1) Party D, a company with limited liability duly organized and validly existing in P.R.China, Party B and Party C have invested the full amount of the Loans in Party D’s registered capital, and hold 70% and 30% of the equity interest in Party D, respectively.

(2) To finance the investment by Party B and Party C in Party D, Party A has entered into loan agreements (hereafter the "Loan Agreements") respectively with Party B and Party C on July, 2013, providing Party B and Party C with loans of RMB 25,302,092.16 and RMB 10,843,753.78, respectively. Pursuant to the Loan Agreements,  Party B and Party C have invested full amount of the loan in Party D’s registered capital,

(3) The Parties hereto wish to grant Party A the exclusive purchase option to acquire, at any time upon satisfaction of the requirements under the PRC law, the entire or a portion of Party D's share equity/assets owned by Party B and/or Party C by the Loan.

NOW AND THEREFORE, in accordance with the principle of sincere cooperation, mutual benefit and joint development and after friendly negotiations, the Parties hereby enter into the following agreements pursuant to the provisions of relevant laws and regulations of the PRC

ARTICLE 1. DEFINITIONS

The terms used in this Agreement shall have the meanings set forth below:

1.1 "This Agreement" means this Purchase Option and Cooperation Agreement and all appendices thereto, including written instruments as originally executed and as may from time to time be amended or supplemented by the Parties hereto through written agreements;

1.2 "The PRC" means, for the purpose of this Agreement, the People's Republic of China, excluding Hong Kong, Taiwan and Macao

1.3 "Date" means the year, month and day. In this Agreement, "within" or "no later than", when used before a year, month or day, shall always include the relevant year, month or day.

ARTICLE 2. THE GRANT AND EXERCISE OF PURCHASE OPTION

2.1 The Parties hereto agree that Party A shall be granted an exclusive purchase option to acquire, at any time upon satisfaction of the requirements under applicable laws and conditions as agreed in this Agreement (including, without limitation, as under applicable laws, when Party B and/or Party C cease to be Party D's directors or employees, or Party B and/or Party C attempt to transfer their share equity in Party D to any party other than the existing shareholders of Party D), the entire or a portion of Party D's share equity owned by Party B and/or Party C, or the entire or portion of the assets owned by Party D. The purchase option granted hereby shall be irrevocable during the term of this Agreement and may be exercised by Party A or any eligible entity designated by Party A.

2.2 Party A may exercise the aforesaid purchase option by delivering a written notice to any of Party B, Party C and Party D (the "Exercise Notice").

2.3 Within thirty (30) days of the receipt of the Exercise Notice, Party B, Party C or Party D (as the case may be) shall execute a share/asset transfer contract and other documents (collectively, the "Transfer Documents") necessary to effect the respective transfer of share equity or assets with Party A (or any eligible party designated by Party A).

2.4 When applicable laws permit the exercise of the purchase option provided hereunder and Party A elects to exercise such purchase option, Party B, Party C and Party D shall unconditionally assist Party A to obtain all approvals, permits, registrations, filings and other procedures necessary to effect the transfer of relevant share equity or assets.

ARTICLE 3. EXERCISE PRICE

3.1 When it is permitted by applicable laws, Party A (or any eligible party designated by Party A) shall have the right to acquire, at any time, all of Party D's assets or its share equity owned by Party B and Party C, at a price equal to the sum of the principles of the loans  from Party A to Party B and Party C under the Loan Agreements.

3.2 If Party A (or any eligible party designated by Party A) elects to purchase a portion of Party D's share equity or assets, then the exercise price for such purpose shall be adjusted accordingly based on the percentage of such share equity or assets to be purchased over the total share equity or assets.

3.3 When Party A (or a qualified entity designated by party A) is to acquire all or a portion of Party D's equity share or assets from Party B and Party C pursuant to this Agreement, Party A has the right to substitute the principle amounts Party B and Party C respectively owe Party A under the Loan Agreements for the purchase prices payable to Party B and Party C, respectively.

3.4 When acquiring share equity or assets from Party B, Party C, or Party D pursuant to this Agreement, Party A shall pay an actual exercise price based on the exercise price under applicable Chinese laws or requirements of relevant authorities, if the exercise price under applicable laws or requirements of relevant authorities is higher than the exercise price under this Agreement.

ARTICLE 4. REPRESENTATION AND WARRANTIES

4.1 Each party represents and warrants to the other parties as follows:

4.11 Each Party has full right, power and all necessary approvals and authorizations to execute and perform this Agreement;

4.12 The execution or performance of this Agreement shall not violate any significant contract or agreement to which the party or by which the Party is or its assets are bounded;

ARTICLE 5. COVENANTS

The Parties further agree as follows:

5.1 Before Party A (or any eligible party designated by Party A) has acquired all the equity/assets of Party D by exercising the purchase option provided hereunder, Party D shall not:

5.1.1 sell, assign, mortgage or otherwise dispose of, or create any encumbrance on, any of its assets, operations or any legal or beneficiary interests with respect to its revenues (unless such sale, assignment, mortgage, disposal or encumbrance is relating to its daily operation or has been disclosed to and agreed by Party A in writing);

5.1.2 enter into any transaction which may materially affect its assets, liability, operation, equity or other legal rights (unless such transaction is relating to its daily operation or has been disclosed to and agreed by Party A in writing); and

5.1.3 Distribute any dividend to its shareholders in any manner.

5.2 Before Party A (or any eligible party designated by Party A) has acquired all the equity/assets of Party D by exercising the purchase option provided hereunder, Party B and/or Party C shall not individually or collectively:

5.2.1 supplement, alter or amend the articles of association of Party D in any manner to the extent that such supplement, alteration or amendment may have a material effect on Party D's assets, liability, operation, equity or other legal rights (except for pro rata increase of registered capital mandated by applicable laws);

5.2.2 cause Party D enter into any transaction to the extent such transaction may have a material effect on Party D's assets, liability, operation, equity or other legal rights (unless such transaction is relating to Party D's daily operation or has been disclosed to and agreed by Party A in writing); and

5.2.3 cause Party D's board of directors adopt any resolution on distributing dividends to its shareholders.

5.3 Party B and Party C shall, to the extent permitted by applicable laws, cause Party D's operational term to be extended to equal the operational term of Party A.

5.4 Party A shall provide or arrange other parties to provide financings to Party D to the extent Party D needs such financing to finance its operation. In the event that Party D is unable to repay such financing due to its losses, Party A shall waive or cause the relevant parties to waive all recourse against Party D with respect to such financing.

5.5 To the extent Party B and/or Party C are subject to any legal or economic liabilities to any institution or individual other than Party A as a result of performing their obligations under this Agreement or any other agreements between them and Party A, Party A shall provide all support necessary to enable Party B and/or Party C to duly perform their obligations under this Agreement and any other agreements and to hold Party B and/or Party C harmless against any loss or damage caused by their performance of obligations under such agreements.

5.6 If Party A decides to put its rights under the "Loan Agreement" items transferred to any third party, then it shall notify the other parties in writing, the Party A shall be entitled to its rights and obligations under this Agreement shall be transferred to the third Parties without prior consent of the other parties to this Agreement

5.7 After the execution of this Agreement, Party B and Party C (the "Principals") shall each execute and deliver a proxy to the agents (the "Agents") to the satisfaction of Party A to grant the Agents all voting rights as shareholders of Party D, including without limitations the right to appoint and elect Party D's directors, general manager and other senior officers in Party D's shareholders meetings. The initial term of such proxies shall be twenty (20) years, and the initial term shall be renewed automatically upon expiry of the proxies unless Party A notifies the Principals in writing thirty (30) days prior to the expiry date to terminate the proxies.

ARTICLE 6. CONFIDENTIALITY

6.1 Each Party shall keep confidential all the content of this Agreement. Without the prior consent of all Parties, no Party shall disclose any content of this Agreement to any other party or make any public announcements with respect to any content of this Agreement. Notwithstanding the forgoing provisions of this Article 6, the following disclosure shall be permitted: (i) disclosure made pursuant to any applicable laws or any rules of any stock exchange; (ii) disclosure of information which has become public information other than due to any breach by the disclosing party; (iii) disclosure to any Party's shareholders, legal counsel, accountants, financial advisors or other professional advisors, or (iv) disclosure to any potential purchasers of a Party or its shareholders' equity/assets, its other investors, debts or equity financing providers, provided that the receiving party of confidential information has agreed to keep the relevant information confidential (such disclosure shall be subject to the consent of Party A in the event that Party A is not the potential purchaser).

6.2 Each parties agree, regardless of whether this agreement is invalid, alteration, cancellation or termination, it will remain in effect in accordance of Article 6 by this agreement.

ARTICLE 7. APPLICABLE LAW AND EVENTS OF DEFAULT

7.1 The execution, effectiveness, interpretation, performance and dispute resolution of this Agreement shall be governed by the laws of the PRC.

7.2 Any violation of any provision hereof, incomplete performance of any obligation provided hereunder, any misrepresentation made hereunder, material concealment or omission of any material fact or failure to perform any covenants provided hereunder by any Party shall constitute an event of default. The defaulting Party shall assume all the legal liabilities pursuant to the applicable laws.

ARTICLE 8. DISPUTE RESOLUTION

8.1 Any dispute arising from the performance of this Agreement shall be first subject to the Parties' friendly consultations. In the event any dispute cannot be solved by friendly consultations, the relevant dispute shall be submitted for arbitration;

8.2 The arbitration shall be administered by the Beijing branch of China International Economic and Trade Arbitration Commission in accordance with the then effective arbitration rules of the Commission.

8.3 The arbitration award shall be final and binding on the Parties. The costs of the arbitration (including but not limited to arbitration fee and attorney fee) shall be borne by the losing party, unless the arbitration award stipulates otherwise.

ARTICLE 9. EFFECTIVENESS

9.1 This Agreement shall be effective upon the execution hereof by all Parties hereto and shall remain effective This Agreement may not be terminated without the unanimous consent of all the Parties except Party A may, by giving a thirty (30) days prior notice to the other Parties hereto, terminate this Agreement.

9.2 If within the validity period, the term of operation of Party A or Party D (including any extension of time) expired or termination of this agreement due to other reasons, this agreement is terminated unilateral except the situations in agreement article 5.6 transferred to other rights and obligations

ARTICLE 10. AMENDMENT

10.1 All Parties hereto shall fulfill their respective obligations hereunder. No amendment to this Agreement shall be effective unless such amendment has been made in writing, agreed by all of the Parties and Party A and Party D have obtained necessary authorization and approvals with respect to such amendment.

ARTICLE 11. COUNTERPARTS

This Agreement is executed in four (4) counterparts. Party A, Party B, Party C and Party D shall each hold one counterpart.

ARTICLE 12. MISCELLANEOUS

12.1 Party B and Party C's obligations, covenants and liabilities to Party A hereunder are joint and several, and Party B and Party C shall assume joint and several liabilities with respect to such obligations, covenants and liabilities. With respect to Party A, a default by Party B shall automatically constitute a default by Party C, and vice versa.

12.2 The title and headings contained in this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

12.3 The Parties may enter into supplementary agreements to address any issue not covered by this Agreement. The supplementary agreements so entered shall be an appendix hereto and shall have the same legal effect as this Agreement.

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[Execution page only]

Party A: Zhengyong Information Technology (Shanghai) Co., Ltd

(Seal)
Authorized Representative (Signature):

Party B: Lin Yang

(Signature):

Party C: Cao Chen

(Signature):

Party D: Shenzhen Newrand Securities Advisory and Investment Co., Ltd.

(Seal)
Authorized Representative (Signature):